                                                                     Exhibit 11
                            J. C. PENNEY COMPANY, INC.
                           and Consolidated Subsidiaries

                    Computation of Net Income Per Common Share
                    __________________________________________
                (Amounts in millions except per common share data)





                                                  39 Weeks Ended
                                  ______________________________________________
                                    October 25, 1997           October 26, 1996
                                  ___________________        ___________________
                                   Shares     Income          Shares     Income
                                  ________    _______        ________   ________

   Primary:
   ________

   Net income                                 $  342                     $  471
   Dividend on Series B ESOP
     convertible preferred stock
     (after-tax)                                 (30)                       (30)
                                              _______                    _______
   Adjusted net income                           312                        441

   Weighted average number of
     shares outstanding             246.3                      225.5
   Common stock equivalents:
     Stock options and other
     dilutive effect                  2.4                        2.8
                                    _____                      _____
                                    248.7     $  312           228.3     $  441
                                    =====     ======           =====     ======


   Net income per common share            $ 1.25                     $ 1.93
                                          ======                     ======




   Fully diluted:
   ______________

   Net income                                 $  342                     $  471
   Tax benefit differential on ESOP
     dividend assuming stock is
     fully converted                              (1)                        (2)
   Assumed additional contribution
     to ESOP if preferred stock is
     fully converted                              (1)                        (1)
                                               ______                    _______
   Adjusted net income                           340                        468

   Weighted average number of
     shares outstanding (primary)   248.7                      228.3
   Maximum dilution                   0.5                        0.3
   Convertible preferred stock       18.4                       19.5
                                    _____      ______          _____     ______
                                    267.6        340           248.1     $  468
                                    =====      ======          =====     ======


   Net income per common share            $ 1.25                     $ 1.89
                                          ======                     ======